Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	January 25, 2012
Shelly Oates, ext. 3202

UGI Reports First Quarter Results

VALLEY FORGE, Pa., January 25—UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $87.0 million, or $0.77 per diluted share, for the first quarter of fiscal 2012 ended December 31, 2011, compared to $113.1 million, or $1.01 per diluted share, for the first quarter of fiscal 2011. Results for the current-year period were impacted by significantly warmer than normal weather across all of UGI’s business units.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “All of our business units experienced weather for the first quarter of fiscal 2012 that was much warmer than normal and significantly warmer than the prior year. This warmer than normal weather led to a lack of heating-related demand for all energy products and resulted in our lower earnings for the quarter. Despite the challenges brought about by the weather, each of our businesses made significant progress in pursuing their strategic initiatives during the quarter. AmeriGas announced and then recently completed the acquisition of Heritage Propane on a timeline that will enable AmeriGas to benefit from the addition of the Heritage business for most of the key winter quarter ending March 31. Our International Propane business completed the acquisition of Shell’s LPG distribution businesses in the UK, Scandinavia and the Benelux countries. Our Gas Utility had a record quarter for customer conversions, and our Midstream & Marketing business announced a $150 million pipeline project to extend its Auburn Gathering System 30 miles from its terminus in Wyoming County, Pennsylvania, to Luzerne County, Pennsylvania, including a planned connection to Transcontinental Gas Pipeline. Given the significance of second fiscal quarter weather and the Heritage acquisition to UGI’s fiscal 2012 results, we intend to update our EPS guidance for fiscal 2012 to include the impact of the Heritage acquisition and our heating season results upon completion of the second fiscal quarter ending March 31, 2012.”

Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:

	September 30,	September 30,	September 30,	September 30,
For the three months ended December 31,	2011	2010	(Decrease)
Revenues	$683.8	$700.2	$(16.4)	(2.3)%
Total margin (a)	$240.0	$264.9	$(24.9)	(9.4)%
Partnership EBITDA	$83.7	$113.3	$(29.6)	(26.1)%
Operating income	$60.1	$91.6	$(31.5)	(34.4)%
Retail gallons sold	220.9	256.4	(35.5)	(13.8)%
Degree days—% (warmer) than normal	(11.9)%	(2.2)%

Net income attributable to UGI	$12.1	$20.6	$(8.5)	(41.3)%

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UGI Reports First Quarter Results	Page 2

•	Weather for the current year period was 11.9% warmer than normal and 9.9% warmer than the prior year. Weather for the month of December was 16.0% warmer than the prior year period.

•	Retail gallons sold decreased primarily due to the significantly warmer than normal weather.

•	Total margin decreased due to the impact of lower volumes sold partially offset by a modest increase in retail unit margins.

•	Operating expenses increased $3.5 million primarily due to incremental expenses associated with the Heritage Propane acquisition ($3.7 million).

•	Operating income decreased primarily due to the lower total margin, slightly higher operating expenses and increased depreciation and amortization expenses.

International Propane:

	September 30,	September 30,	September 30,	September 30,
For the three months ended December 31,	2011	2010	Increase (decrease)
Revenues	$518.3	$454.9	$63.4	13.9%
Total margin (a)	$174.5	$153.2	$21.3	13.9%
Operating income	$41.7	$54.0	$(12.3)	(22.8)%
Retail gallons sold	164.1	139.6	24.5	17.6%
Degree days—% (warmer) colder than normal (1):
Antargaz	(21.7)%	12.4%
Flaga	(4.9)%	8.1%

Net income attributable to UGI	$31.0	$33.2	$(2.2)	(6.6)%

(1)	For comparability, degree day information is presented for the legacy Antargaz and Flaga businesses as they existed in the prior-year period.

•

International Propane operating results for the current year period include the results of Shell’s LPG distribution businesses in the United Kingdom, Belgium, the Netherlands, Luxembourg, Denmark, Finland, Norway and Sweden acquired on October 14 (the “Shell Acquisition”).

•	The average euro-to-dollar translation rate for each period was approximately $1.35.

•	Weather across Europe was warmer than normal and significantly warmer than the prior year period.

•	Volumes increased due to the impact of the Shell Acquisition (48.0 million gallons) partially offset by the impact of warmer weather on volumes in the legacy Antargaz and Flaga businesses.

•

Total margin increased $21.3 million primarily due to incremental margin from the Shell Acquisition ($33.8 million) partially offset by lower total margins from the legacy Antargaz and Flaga businesses.

•

Operating income decreased as the higher total margin was more than offset by increased expenses associated with the acquired businesses, including operating and administrative costs, higher depreciation expense, and acquisition integration costs. The decrease in operating income also reflects the absence of the $9.4 million reversal of the French competition authority reserve recorded in the prior year period.

•

Net income attributable to UGI for the current year period includes the benefit of $5.5 million related to the realization of previously unrecognized foreign tax credits. Net income attributable to UGI for the prior year period includes a $9.4 million benefit from the reversal of the non-taxable French competition authority reserve.

Gas Utility:

	September 30,	September 30,	September 30,	September 30,
For the three months ended December 31,	2011	2010	Increase (decrease)
Revenues	$255.0	$321.1	$(66.1)	(20.6)%
Total margin (a)	$113.3	$126.2	$(12.9)	(10.2)%
Operating income	$61.2	$75.1	$(13.9)	(18.5)%
System throughput—billions of cubic feet (“bcf”)	49.0	48.9	0.1	0.2%
Degree days—% (warmer) colder than normal	(12.2)%	7.9%

Net income attributable to UGI	$31.1	$39.2	$(8.1)	(20.7)%

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UGI Reports First Quarter Results	Page 3

•	Weather was 12.2% warmer than normal and 18.6% warmer than the prior-year period.

•

Total system throughput was essentially unchanged from the prior year despite the warmer weather. This was due to increased throughput to non-weather sensitive, low margin interruptible delivery service customers. Excluding these volumes, throughput decreased 5.3 bcf from the prior-year period, reflecting the impact of the significantly warmer weather on core market demand.

•

Total margin decreased principally reflecting lower core market margins ($9.7 million) and lower firm delivery service margin. Total margin in the current year period included incremental margin resulting from the August 2011 base rate increase at UGI Central Penn Gas.

•	Operating income decreased principally due to the lower total margin.

Midstream & Marketing:

	September 30,	September 30,	September 30,	September 30,
For the three months ended December 31,	2011	2010	Increase (decrease)
Revenues	$238.8	$279.6	$(40.8)	(14.6)%
Total margin (a)	$40.0	$39.5	$0.5	1.3%
Operating income	$23.9	$27.5	$(3.6)	(13.1)%

Net income attributable to UGI	$13.9	$18.1	$(4.2)	(23.2)%

•

Total revenues decreased primarily due to lower revenues from natural gas marketing activities resulting from modestly lower volumes sold and lower average natural gas prices. Partially offsetting this decrease were increased revenues from retail power sales and gas storage services. The increase in gas storage income reflects the transfer of the storage assets to Midstream & Marketing on April 1, 2011.

•

Total margin increased slightly, as greater natural gas storage margin ($6.3 million) was largely offset by lower natural gas marketing margins and lower total margin from capacity management and electric generation.

•

Operating income reflects the slight increase in total margin offset by greater operating, administrative and depreciation expenses associated with electric generation assets as well as higher operating expenses associated with energy marketing and gas storage services.

(a)	Total margin represents total revenues less total cost of sales.

About UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 28% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 4:00 PM ET on Wednesday, January 25. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com under “Investor Relations”. A telephonic replay will be available from 7:00 PM ET on January 25 through midnight Friday, January 27. The replay may be accessed at 1-855-859-2056, pass code 36864863 and International access 1-404-537-3406, pass code 36864863.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

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UGI Reports First Quarter Results	Page 4

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, including Heritage Propane and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C - 03	###	1/25/12

UGI CORPORATION

REPORT OF EARNINGS

(Millions of dollars, except per share)

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
AmeriGas Propane	$683.8	$700.2	$2,521.6	$2,363.9
International Propane	518.3	454.9	1,552.1	1,207.5
Gas Utility	255.0	321.1	960.3	1,040.8
Electric Utility	25.2	28.9	105.4	115.1
Midstream & Marketing	238.8	279.6	1,018.9	1,113.2
Corporate & Other (a)	(32.3)	(19.1)	(143.8)	(102.3)

Total revenues	$1,688.8	$1,765.6	$6,014.5	$5,738.2

Operating income (loss):
AmeriGas Propane	$60.1	$91.6	$211.4	$224.8
International Propane	41.7	54.0	73.8	127.1
Gas Utility	61.2	75.1	185.7	186.7
Electric Utility	3.2	3.6	11.0	11.9
Midstream & Marketing	23.9	27.5	79.3	119.8
Corporate & Other (a)	(1.8)	0.5	(9.2)	(2.0)

Total operating income	188.3	252.3	552.0	668.3
Loss from equity investees	(0.1)	(0.2)	(0.8)	(2.3)
Loss on extinguishments of debt	—	—	(38.1)	—
Interest expense:
AmeriGas Propane	(16.5)	(15.4)	(64.6)	(64.0)
International Propane	(7.5)	(6.4)	(29.3)	(24.8)
Gas Utility	(10.1)	(10.1)	(40.4)	(40.4)
Electric Utility	(0.5)	(0.5)	(2.4)	(1.9)
Midstream & Marketing	(1.1)	(0.7)	(3.1)	(0.9)
Corporate & Other, net (a)	(0.3)	(0.2)	(0.9)	(0.9)

Total interest expense	(36.0)	(33.3)	(140.7)	(132.9)

Income before income taxes	152.2	218.8	372.4	533.1
Income tax expense	(42.1)	(63.8)	(109.1)	(167.9)

Net income	110.1	155.0	263.3	365.2
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(23.1)	(41.9)	(56.5)	(89.5)

Net income attributable to UGI Corporation	$87.0	$113.1	$206.8	$275.7

Earnings per share attributable to UGI shareholders:
Basic	$0.78	$1.02	$1.85	$2.51

Diluted	$0.77	$1.01	$1.83	$2.48

Average common shares outstanding (thousands):
Basic	112,240	110,894	112,006	110,041

Diluted	113,152	112,416	113,314	111,048

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$12.1	$20.6	$31.4	$44.9
International Propane	31.0	33.2	38.8	66.2
Gas Utility	31.1	39.2	91.2	90.2
Electric Utility	1.5	1.7	5.5	5.6
Midstream & Marketing	13.9	18.1	48.3	69.9
Corporate & Other (a)	(2.6)	0.3	(8.4)	(1.1)

Total net income attributable to UGI Corporation	$87.0	$113.1	$206.8	$275.7

(a)	Corporate & Other includes the elimination of certain intercompany transactions.